UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Registration Statement under the Securities Act of 1933

REDLINE PERFORMANCE AUTOMOTIVE LTD.
(Exact name of registrant as specified in its charter)

NEVADA	3714	None
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

B13 Site 2 RR 1
Dewinton Alberta T0L 0X0
Tel: (403) 510-0707
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc.
502 East John Street
Carson City, Nevada 89706
Tel: (775) 882-3072
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Michael J. Morrison
1495 Ridgeview Drive #220
Reno, Nevada 89519
Tel: (775) 827-6300
Fax: (775) 827-6311

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Prospectus is declared effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer  ☐ Non-accelerated filer ☐ Smaller reporting company  ☒

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1) ($)	Proposed Maximum Aggregate Offering Price (1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.00001	50,000	0.50	25,000	1.40
Total				1.40

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act. The price per share and the aggregate offering price for the shares are calculated on the basis of our most recent private placement of common stock at $0.50 per share in December 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

50,000 SHARES OF COMMON STOCK

Before this offering there has been no public market for our common stock.

Redline Performance Automotive Ltd. (“Redline”, “we”, “us”) is registering 50,000 shares of common stock held by 31 selling security holders, including 10,000 shares beneficially owned by Lloyd Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

The selling security holders will sell their shares at an initial price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the resale of shares of our common stock by the selling security holders. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ Stock Market. The purchasers in this offering may be receiving an illiquid security.

An investment in our common stock is speculative. Investors should be able to afford the loss of their entire investment. See the section entitled "Risk Factors" beginning on page 5 of this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

Table of Contents

Prospectus Summary

This Prospectus, any supplement to this Prospectus, and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 5 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section beginning on page 33 of this Prospectus.

Our Business

We plan to engage in the business of designing, manufacturing and selling high quality custom and stock replacement parts for classic cars and hot rods. We were incorporated on November 15, 2007 under the laws of the State of Nevada. We do not have any subsidiaries. Our principal offices are located at B13 Site 2 RR 1, Dewinton, Alberta T0L 0X0. Our telephone number is (403) 510-0707. Our fiscal year end is September 30.

We intend to market and sell our products through the internet via a website that will allow our customers to not only view and order pre-made products, but also to design their own custom parts which we will then manufacture. From unconventional and one-of-a-kind automobiles to rare and early models, we plan to work according to our client’s specifications to create a customized blend of art and engineering. While we intend to ship products to nearly any destination in the world, we aim to concentrate our marketing and sales efforts on Asian markets, primarily those in China and Japan. Our website will serve as our initial advertising tool, although we also anticipate advertising in print media in order to increase traffic to our website.

We are a development stage company and have only recently begun operations. We have not generated any revenues from the sale of our custom and stock replacement auto parts, and we do not expect to generate revenues for the foreseeable future. To date, we have relied on the sale of our equity securities and capital from outside sources to fund our operations. Since our inception, we have incurred operational losses and we have been issued a going concern opinion by our auditors. This means that there is substantial doubt about our ability to continue to operate.

We depend on future financing to maintain our operations and carry out our business plan. For the next 12 months (beginning May 2009), we plan to spend approximately $1,375,000 to continue our operations and pursue our planned activities. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to so. Accordingly, there is uncertainty about our ability to continue to operate. If we cease our operations, you may lose your entire investment in our common stock. There are also many factors, described in detail in the "Risk Factors” section beginning on page 7 of this Prospectus, which may adversely affect our ability to begin and sustain profitable operations.

The Offering

The 50,000 shares of our common stock (including 5,000 shares owned by Lloyd Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, and 5,000 shares owned by Sharon Dixon, the spouse of Lloyd Dixon) being registered by this Prospectus represent approximately 0.2% of our issued and outstanding common stock as of April 29, 2009. Both before and after the offering, Lloyd Dixon, our sole director and officer, will control us. As of April 29, 2009 Mr. Dixon owns or has control over 28,550,000 shares, representing approximately 99.9% of our issued and outstanding common stock. After the offering, assuming that Mr. Dixon sells all 10,000 shares owned by he and his spouse that are being registered by this Prospectus, he will still own approximately 99.7% of our issued and outstanding common stock.

Securities Offered:	50,000 shares of common stock offered by the 31 selling security holders, including 10,000 shares beneficially owned by Lloyd Dixon, our President, CEO, CFO and sole director.
Initial Offering Price:
The $0.50 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure, the background of our management and the most recent selling price of 41,000 shares of our common stock in private placements for $0.50 per share in December 2008. The selling security holders will sell at an initial price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Minimum Number of Securities to be Sold in this Offering:	None

Securities Issued and to be Issued:
28,590,000 shares of our common stock were issued and outstanding as of April 29, 2009. As of April 29, 2009 we had no outstanding options, warrants or other convertible securities.

All of the common stock to be sold under this Prospectus will be sold by existing stockholders. There is no established market for the common stock being registered. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have engaged Spartan Securities Group, Ltd. as a sponsor to make the application on our behalf. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price of our common stock.

Use of Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All of the references to currency in this Prospectus are to U.S. dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section beginning on page 33 and the accompanying financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	Three Months ended December 31, 2008 (unaudited) ($)	Period from November 15, 2007 (Date of Inception) to December 31, 2008 (unaudited) ($)	Period from November 15, 2007 (Date of Inception) to September 30, 2008 ($)	Period from November 15, 2007 (Date of Inception) to December 31, 2007 ($)
Revenues	-	-	-	-
Expenses	13,833	80,697	66,864	3,512
Net Loss	13,833	80,697	66,864	3,512
Net Loss per share	-	-	-	-

Balance Sheet Data

	December 31, 2008 (unaudited) ($)	September 30, 2008 ($)
Working Capital Surplus (Deficiency)	(39,672)	(28,339)
Total Assets	-	20,795
Total Liabilities	39,672	49,134

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment.

Business Risks

1. We lack an operating history and there is no assurance that our future operations will result in revenues or profits. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease our operations.

We were incorporated on November 15, 2007 and we have yet to generate any revenues. We also have very little operating history upon which an evaluation of our future success or failure can be made. As of December 31, 2008 we had incurred a net loss of $80,697.

The success of our future operations is dependent upon our ability to:

•	raise the capital required to develop our initial client base and reputation;

•	successfully develop our planned products and services; and

•	compete effectively with other manufacturers of custom and stock replacement auto parts.

Based on our current business plan, we expect to incur operating losses for the foreseeable future. We cannot guarantee that we will ever be successful in generating significant revenues, and our failure to achieve profitability may cause us to suspend or cease our operations.

2. We will need a significant amount of capital to carry out our proposed business plan, and unless we are able to raise sufficient funds, we may be forced to discontinue our operations.

In order to market and sell our custom and stock replacement auto parts, we will require a significant amount of capital. We estimate that we will need approximately $1,375,000 to finance our planned operations for the next 12 months, which we must obtain through the sale of equity securities or from outside sources. As of April 29, 2009 we had no cash in our bank accounts.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including investor acceptance of our business plan and general market conditions, the latter of which are currently poor due to the worldwide economic recession. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

3. We may not succeed in effectively marketing our custom and stock replacement auto parts, which could prevent us from acquiring customers and generating revenues.

A significant component of our business plan involves creating innovative, attractive products and developing consumer awareness of our company. Due to the competitive nature of the auto parts retail industry, if we do not market our products effectively we may fail to attract customers or generate revenues. Our ability to successfully promote our stock replacement and custom aftermarket classic car and hot rod auto parts will depend largely on the efforts of our marketing personnel and the appropriateness of our marketing approaches. To achieve success, we expect to incur substantial advertising and marketing-related expenses over the next 12 months.

Our ability to market our products successfully also depends on external factors over which we may have little or no control, including the performance of our suppliers and third-party carriers. We also intend to rely on third parties for certain information, including product characteristics to present to our consumers, that may on occasion be inaccurate. If, for any reason, we fail to provide our customers with a product that meets their expectations, our reputation could suffer substantial harm, which could prevent us from developing our company as a trusted brand. The failure of our marketing and branding activities could adversely affect our ability to maintain customer relationships or attract new customers and could, therefore, prevent us from generating revenues.

4. The development and expansion of our business through acquisitions, joint ventures or other strategic transactions may create risks that may reduce the benefits we anticipate from these transactions, which could prevent us from achieving or sustaining profitability.

We may decide to enter into acquisition and licensing agreements or strategic alliances such as joint ventures or partnerships to manufacture our custom and stock replacement auto parts or to increase our competitiveness. We have not entered into any commitments or agreements regarding any acquisition, joint venture or other strategic transaction, and our management cannot predict whether or when we will do so, or whether such commitments or agreements will be secured on favorable terms and conditions. Our ability to continue or expand our operations through acquisitions, joint ventures or other strategic transactions depends on many factors, including our ability to identify potential candidates for an acquisition, joint venture or other partnership and our access to capital markets on acceptable terms. Even if we are able to identify a strategic alliance target, we may be unable to obtain the necessary financing to complete any transaction and could financially overextend ourselves.

Acquisitions, joint ventures or other strategic transactions may present financial, managerial and operational challenges, including diverting the attention of management away from existing business and integrating operations and personnel. Strategic alliances may also expose us to successor liability relating to the prior actions of a predecessor company, or contingent liabilities incurred before the completion of the transaction. The due diligence we conduct in connection with any acquisition and any contractual guarantees or indemnities that we receive from the seller of an acquired company, may not be sufficient to protect us from, or compensate us for, actual liabilities. These liabilities could adversely affect our business and financial performance and reduce the benefits of the acquisition or strategic transaction. This could prevent us from achieving or sustaining profitability.

5. Competition from traditional and online auto parts retail companies with greater brand recognition and resources than us may impair our ability to continue our operations.

The auto parts industry is highly competitive, and although we are committed to marketing innovative products to the relatively untapped Asian market, new brands and products are being launched all the time. The competitive nature of the retail industry as a whole means that we have to pitch our product at the correct price. It is likely that we will face price pressure on at least some of our custom and stock replacement auto parts, which would result in reduced margins and could cause substantial harm to our business and results of operations.

Our current and potential competitors include custom parts manufacturers located in North America, online parts suppliers who offer custom and replacement parts for classic cars and hot rods, and those who may attempt to develop and market products similar to ours. In addition, we may face competition from suppliers of our products who may illegally circumvent any distribution agreement that we have with them to sell directly to consumers, either through physical retail outlets or through an online store.

Many custom and replacement auto parts retailers have significant advantages over us, including longer operating histories, greater brand recognition, existing customer and supplier relationships, and significantly greater financial, marketing and other resources. Some of these retailers may also be able to devote substantial resources to developing new products or may have contacts with other companies that devote themselves completely to developing such products. Any of these circumstances may harm our ability to continue our operations.

6. Our sole officer and director owns and operates a business similar to ours and he may have a conflict of interest in determining to which entity a particular business opportunity should be presented. This could cause us to lose business opportunities and may prevent us from generating revenues.

Lloyd Dixon, our sole officer and director, also acts as a sole proprietor in the business of providing mechanical and fabrication services to clients who own hot rods or classic cars. He may choose to adopt a business plan similar to ours and may compete with us to acquire customers in the custom and replacement auto parts industry. Since we do not have a formal agreement with Mr. Dixon or a policy with respect to conflicts of interest, we cannot assure you that any conflicts that may arise will be resolved in our favor.

Additionally, any of our future officers or directors may become affiliated with entities engaged in the custom and replacement auto parts industry. Such officers and directors may have pre-existing fiduciary duties and may not agree to present business opportunities to us unless other entities have first declined to accept them. Accordingly, they may have a conflict of interest in determining to which entity a particular business opportunity should be presented, which could cause us to lose such opportunities and prevent us from generating revenues.

7. Because our sole officer and director is the beneficial owner of more than 50% of our issued and outstanding common stock, he will retain control of us and be able to elect our directors. You therefore may not be able to remove him as a director, which could prevent us from becoming profitable.

Lloyd Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, has sole or shared control over 28,550,000 shares, which is approximately 99% of our issued and outstanding common stock. Even if Mr. Dixon sells all 10,000 shares registered in this Prospectus over which he has sole or shared control, he will still have sole or shared control over approximately 99% of our issued and outstanding common stock.

Because Lloyd Dixon will continue to own more than 50% of our issued and outstanding common stock, he will be able to substantially influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, he could cause us to sell revenue-generating assets or to make acquisitions or enter into strategic transactions that increase our indebtedness. He may also from time to time acquire and hold interests in businesses that compete either directly or indirectly with us. If Mr. Dixon fails to act in our best interests or fails to manage us adequately, you may have difficulty removing him as a director, which could prevent us from becoming profitable.

8. We may be subject to risks associated with exporting products, which could prevent us from carrying out our business plan and generating revenues.

We plan to concentrate on selling our products to consumers in Asian markets. Our operations will therefore be subject to the imposition of tariffs and quotas by both foreign and domestic governments. In addition, the countries into which our products are exported may from time to time impose additional duties, tariffs or other restrictions on the products they import or modify existing restrictions in a manner adverse to us. Such changes, or our suppliers' failure to comply with similar laws or restrictions, could prevent us from carrying out our business plan or generating revenues.

Our operations may also be affected by international treaties and regulations such as the North American Free Trade Agreement, and international trade agreements and embargoes by entities such as the World Trade Organization. Generally, these international trade arrangements will benefit our business rather than burden it because they reduce or eliminate trade quotas, duties, taxes and similar impositions. However, these trade arrangements may also impose restrictions that could have an adverse impact on our business; for example by limiting the countries from whom we can purchase our fabric or other component materials, or by limiting the countries in which we are able to market and sell our products. Such restrictions could also prevent us from generating revenues.

9. Since our sole officer and director does not have significant training or experience in the corporate custom and stock replacement auto parts environment, our business could suffer irreparable harm as a result of his decisions and choices and you could lose your entire investment.

Lloyd Dixon, our sole officer and director, does not have any significant training or experience in the business of securing a patent for custom and stock replacement auto parts or manufacturing and bringing such new products to market. Without such direct training or experience, he may not be fully aware of many of the specific requirements related to working within this environment. Our sole officer and director’s decisions and choices may therefore fail to take into account standard technical or managerial approaches which other companies in the business of developing new products commonly use. Consequently, our operations, earnings, and ultimately our ability to carry on business could suffer irreparable harm, which could result in the total loss of your investment.

10. The costs associated with any warranty repair or replacement or any product recall could increase our operating costs and prevent us from becoming profitable.

We plan to implement warranty coverage on our products based on our best estimate of what will be required to settle any product defect claims or issues. However, we may be forced to incur costs above this amount if our estimates are incorrect or if we, our suppliers or government regulators decide to recall a product or input because of a known or suspected performance issue, even if we are only required to participate voluntarily in the recall. Once we begin producing our custom and replacement auto parts, we may also incur liability related to any manufacturing defects that our products contain. If we are obligated to repair or replace any of our products our operating costs could increase if the actual costs differ materially from our estimates, which could prevent us from becoming profitable.

11. We may not be able to successfully compete against suppliers with operations in low cost countries, which could cause us to cease our operations.

The automotive industry is highly competitive and industry participants generally seek to take advantage of lower operating costs in China, Korea, Thailand, India, Russia, Brazil and other low cost countries. As a result, we may face competition from auto replacement part suppliers that have lower manufacturing costs. We may expand our manufacturing operations into such countries in the future; however, this type of expansion carries with it a number of risks, including those relating to political and economic instability; trade barriers, customs and taxes; currency exchange rates; currency controls; insufficient infrastructure; and other risks associated with the international conduct of business. If we are unable to compete effectively with companies with that manufacture their products in low-cost countries or incur significant costs and risks to enter and carry on business in such countries, we may be forced to cease our operations.

12. Our success depends in part on our ability to attract and retain key skilled professionals, which we may not be able to do. Our failure to do so could prevent us from achieving our goals or becoming profitable.

We plan to hire three consultants on a part-time basis in the areas of sales and marketing, business development and investor relations. However, competition for qualified skilled professionals is intense, and we may be unable to attract and retain such key personnel. This could prevent us from achieving our goals or becoming profitable.

13. Since our directors, officers and business are located in Canada, you may be limited in your ability to enforce U.S. civil actions against them for damages to the value of your investment.

Our business is located in Canada and our sole director and officer is a resident of Canada. Consequently, if you are a U.S. investor it may be difficult for you to affect service of process on our sole director or officer within the United States or to enforce a civil judgment of a U.S. court in Canada if a Canadian court determines that the U.S. court in which the judgment was obtained did not have jurisdiction in the matter. There is also substantial doubt whether an original action predicated solely upon civil liability may successfully be brought in Canada against any of our sole director or officer or our business. As a result, you may not be able to recover damages as compensation for a decline in the value of your investment.

14. We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in U.S. dollars, a portion of our sales and operating costs may be denominated in Canadian dollars, and we may be exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in U.S. dollars, any change in the value of the Canadian dollar relative to the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into U.S. dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

15. Our operations are subject to various litigation risks that could increase our expenses, impact our profitability and lower the value of your investment in us.

Although we are not currently involved in any litigation, the nature of our operations exposes us to possible future litigation claims. There is a risk that any claim could be adversely decided against us, which could harm our financial condition and results of operations. Similarly, the costs associated with defending against any claim could dramatically increase our expenses, as litigation is often very expensive. Possible litigation matters may include, but are not limited to, intellectual property rights, breach of contract, workers’ compensation, insurance coverage and payment processing issues. Should we become involved in any litigation we will be forced to direct our limited resources to defending against or prosecuting the claim(s), which could impact our profitability and lower the value of your investment in us.

16. We may indemnify our directors and officers against liability to us and our stockholders, and such indemnification could increase our operating costs.

Our Bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our Bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our sole officer and director is aware that he may be indemnified for carrying out the duties of his offices, he may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our sole officer and director files a claim against us for indemnification, the associated expenses could also increase our operating costs.

Risks Related to Our Securities

17. Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes quoted and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

18. Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing requirements, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

19. The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of approximately $1,375,000 for the next 12 months (beginning May 2009), which will require us to issue additional equity securities. We expect to continue our efforts to acquire financing to fund our planned custom and replacement auto part manufacturing activities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

20. Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

21. You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any states. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

22. We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

23.  You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

After this registration statement becomes effective, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying. Except during the fiscal year that our registration statement becomes effective, these reporting obligations will be automatically suspended under Section 15(d) of the Exchange Act unless we register a class of securities under Section 12(g) of the Exchange Act or we have at least 300 shareholders of record. We intend to register our common stock under Section 12(g) of the Exchange Act, but if we fail to do so, we will no longer be obligated to file periodic reports with the SEC and your access to our business information may be limited.

After this registration statement becomes effective, we will be required to deliver periodic reports to our security holders. However, we will not be required to furnish proxy statements to security holders and our governors, officers and beneficial owners will not be required to report their beneficial ownership of our securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more shareholders of record and greater than $10 million in assets. This also means that your access to our business information could be limited.

Use of Proceeds

We will not receive any proceeds from the sale of our common stock offered through this Prospectus by the selling security holders.

Determination of Offering Price

The selling security holders will sell their shares at an initial offering price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.50 per share figure, including the following:

•	our most recent private placements of 41,000 shares of our common stock at a price of $0.50 per share in December 2008;

•	our lack of operating history;

•	our capital structure; and

•	the background of our management.

As a result, the $0.50 per share initial offering price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. Security holders may sell their shares at a price different than the $0.50 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 50,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding. Accordingly, they will not cause dilution to any of our existing stockholders.

Selling Security Holders

The 31 selling security holders are offering 50,000 shares of our issued and outstanding common stock which they obtained as part of the following stock issuances:

•
On January 2, 2008 we issued 3,000,000 shares of our common stock to Lloyd  Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, at a price of $0.0005 per share in exchange for cash proceeds of $1,500.

•	On January 2, 2008 we issued 25,550,000 shares of our common stock to Sharon Dixon, the spouse of Lloyd Dixon, at a price of $0.0005 per share in exchange for cash proceeds of $12,775.

•	On May 1, 2008 we issued 29,000 shares of our common stock to 18 non-U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $14,500.

•	On June 10, 2008 we issued 4,000 shares of our common stock to four non-U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $2,000.

•	On August 25, 2008 we issued 4,000 shares of our common stock to two non-U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $2,000.

•	On October 14, 2008 we issued 2,200 shares of our common stock to four non-U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $1,100.

•	On December 4, 2008 we issued 800 shares of our common stock to two non-U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $400.

These shares were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The selling security holders will sell their shares at an initial offering price of $0.50 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This Prospectus includes registration of the following 50,000 shares of our common stock:

•	5,000 shares owned by Lloyd Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director;

•	5,000 shares owned by Sharon Dixon, the spouse of Lloyd Dixon; and

•	40,000 shares owned by other security holders.

The following table provides information as of April 30, 2009 regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

•	the number of shares owned by each prior to this offering;

•	the number of shares being offered by each;

•	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

•	the percentage of shares owned by each; and

•	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering (1) (#)	Percent (2) (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (2) (%)
Jason Beall	400	(3)	400	0	0
Markus Bihl	1,000	(3)	1,000	0	0
Lisa Brewer	1,000	(3)	1,000	0	0
Barb Callister (4)	1,000	(3)	1,000	0	0
John Callister (4)	1,000	(3)	1,000	0	0
Kelvin Colquhoun (5)	2,000	(3)	2,000	0	0
Melanie Colquhoun (5)	2,000	(3)	2,000	0	0
Lloyd Dixon (6)	3,000,000	10.5	5,000	2,995,000	10.5
Nora Dixon (6)	1,000	(3)	1,000	0	0
Sharon Dixon (6)	25,550,000	89.4	5,000	25,545,000	89.3
Terry Dixon (6)	400	(3)	400	0	0
Gregory East (7)	1,000	(3)	1,000	0	0
Melinda East (7)	1,000	(3)	1,000	0	0
Colin Foote (8)	1,000	(3)	1,000	0	0
Sherri Husch Foote 8)	1,000	(3)	1,000	0	0
Adeline Friedt (9)	2,000	(3)	2,000	0	0
Robert Friedt (9)	2,000	(3)	2,000	0	0
Linda Hurcak	1,000	(3)	1,000	0	0
Catherine Lalonde	3,000	(3)	3,000	0	0
David Llewellyn	2,000	(3)	2,000	0	0
Maurie Maclennan	400	(3)	400	0	0
Miguel Manuel	3,000	(3)	3,000	0	0
Gerald F. Mantei	400	(3)	400	0	0
Chad T. McDonald (10)	2,000	(3)	2,000	0	0
Onnie D. McDonald (10)	2,000	(3)	2,000	0	0
Elizabeth Blair Mitchell	1,000	(3)	1,000	0	0
Ken Muston	1,000	(3)	1,000	0	8
Daniel Napier	400	(3)	400	0	0
Janet Sparks	1,000	(3)	1,000	0	0
Wendy Timmons	4,000	(3)	4,000	0	0
Marjorie Velve	1,000	(3)	1,000	0	0
Total	28,590,000		50,000

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and to the best of our knowledge, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holders have sole or shared voting or investment power and also any shares which the selling security holders have the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 28,590,000 shares of our common stock issued and outstanding as at April 29, 2009.

(3)	Less than 1%.

(4)	John Callister and Barb Callister are husband and wife. John Callister is also deemed to be the beneficial owner of the 1,000 shares held by Barb Callister and vice versa.

(5)	Kelvin Colquhoun and Melanie Colquhoun are husband and wife. Kelvin Colquhoun is also deemed to be the beneficial owner of the 2,000 shares held by Melanie Colquhoun and vice versa.

(6)
Lloyd Dixon is our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director. Sharon Dixon the spouse of Lloyd Dixon. Terry Dixon is the sister of Lloyd Dixon. Nora Dixon is the mother of Lloyd Dixon and Terry Dixon. Loyd Dixon is deemed to be the beneficial owner of the 25,550,000 shares held by Sharon Dixon, and Sharon Dixon is deemed to be the beneficial owner of the 3,000,000 shares held by Lloyd Dixon.

(7)	Gregory East and Melinda East are husband and wife. Gregory East is also deemed to be the beneficial owner of the 1,000 shares held by Melinda East and vice versa.

(8)	Colin Foote and Sherri Husch Foote are husband and wife. Colin Foote is also deemed to be the beneficial owner of the 1,000 shares held by Sherri Husch Foote and vice versa.

(9)	Robert Friedt and Adeline Friedt are husband and wife. Robert Friedt is also deemed to be the beneficial owner of the 1,000 shares held by Adeline Friedt and vice versa.

(10)	Chad T. McDonald and Onnie D. McDonald are husband and wife. Chad T. McDonald is also deemed to be the beneficial owner of the 2,000 shares held by Onnie D. McDonald and vice versa.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares not being offered by this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 50,000 shares of our common stock on behalf of the selling security holders. These 50,000 shares can be sold by the selling security holders at an initial price of $0.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for shares of our common stock. We intend to apply to have our common stock quoted on the OTC Bulletin Board, but in order for this to occur, a market maker must file an application on our behalf to make a market for our common stock. This process usually takes at least 60 days and can take longer than a year. We have engaged Spartan Securities Group, Ltd. as a sponsor to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ stock market. OTC Bulletin Board companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ stock market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

•	on such public markets as the common stock may be trading;

•	in privately negotiated transactions; or

•	in any combination of these methods of distribution.

The selling security holders may offer their shares to the public:

•	at an initial price of $0.50 per share until a market develops;

•	at the market price prevailing at the time of sale;

•	at a price related to such prevailing market price; or

•	at such other price as the selling security holders determine.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act regarding the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

•	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

•	not engage in any stabilization activities in connection with our securities; and

•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter, or agent relating to the sale or distribution of our common stock. Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

•	contains the toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

•	the bid and ask prices for the penny stock;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

•	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

•	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore security holders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holder will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the security holder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Description of Securities to be Registered

Our authorized capital stock consists of 50,000,000 common shares, $0.0001 par value.

Common Stock

As of April 29, 2009, we had 28,590,000 shares of our common stock outstanding. We did not have any outstanding options, warrants, or other convertible securities.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our security holders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by our Board of Directors out of funds legally available therefor. From our inception to April 29, 2009 we did not declare any dividends.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof, or named as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us or in any of our subsidiaries. Additionally, no such expert or counsel was connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements for the period from our inception on November 15, 2007 to September 30, 2008 have been included in this Prospectus in reliance upon Madsen & Associates CPA’s, Inc., an independent registered public accounting firm, as experts in accounting and auditing. We have also included our interim unaudited financial statements for the quarterly period ended December 31, 2008.

Description of Business

We are engaged in the business of designing, manufacturing and selling high quality custom and stock replacement parts for classic cars and hot rods. The meaning of the phrase “classic cars” varies, but it generally describes automobiles produced between the 1920s and the 1970s. Hot rods are recreational vehicles that are often heavily modified by their owners in order to increase both their appearance and performance.

Our intention is to provide owners of classic cars and hot rods with stock replacement and custom designed parts that enable them to restore or modify their vehicles. We plan to launch an innovative website that will not only allow our clients to order pre-made custom or stock replacement parts, but also design their own personal creations to add to their vehicles. We intend to manufacture and deliver these parts according to our customers’ specifications.

We anticipate that our primary focus will be on consumer markets in Asia. Preliminary research, has demonstrated that significant growth has occurred in the classic car and hot rod sector in those markets, and that there is currently a lack of supply targeted at them. We plan to make our website available in multiple languages, including Japanese, Korean, Mandarin and Cantonese in order to appeal to each of the key Asian markets.

Since our inception in November 2007 we have been involved primarily in organizational activities. We have built a management team, developed our business plan, reviewed potential markets, researched various products which we are able to mass produce, reviewed marketing strategies, raised capital, and retained experts in law and accounting.

The following table outlines our business development activities to date:

Month	Milestone Achieved
November 2007

• Researched names and incorporated our company
• Retained legal counsel
• Appointed Lloyd Dixon as our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director

December 2007	• Conducted initial research on the marketability of classic car and hot rod parts in Asia • Opened our bank accounts
January 2008	• Raised initial capital from our President and his spouse • Conducted further research on various markets and products for an online classic car and hot rods parts retailer
February 2008 – April 2008

• Developed our business plan
• Contacted interested investors with details on our development
• Further developed our business plan
• Established budgets
• Reviewed the strengths and limitations of current manufacturing facilities

May 2008	• Raised additional capital from 18 investors • Retained accountants • Retained a transfer agent
June 2008 – July 2008	• Raised additional financing • Registered the domain name for our website: www.redlineautomotive.com • Retained website development company
August 2008 – April 2009	• Retained Madsen & Associates CPA’s, Inc. as auditors • Raised additional financing • Prepared this registration statement

Products

We intend to provide our customers with a full complement of products for their vehicles. Those products will include:

•	transmissions and accessories;

•	body parts and exterior components;

•	braking systems;

•	lighting components;

•	chassis, frames & chassis components;

•	electrical systems;

•	engine components;

•	exhaust components;

•	fuel system components; and

•	full interiors and interior pieces.

Initially, we intend to manufacture these products at the small manufacturing garage of Lloyd Dixon, our sole officer and director, which is approximately 500 square feet in size. We anticipate that we will then expand to a much larger facility once the growth in demand exceeds our manufacturing capabilities. Along with stock replacement, “off the shelf” type of products we also plan to manufacture and provide custom parts designed either by our President or by our customers through our innovative online designing tool which we will implement as part of our website.

Competition

Through preliminary research on the classic car and hot rod replacement parts market, our management has concluded that the ideas of marketing our products to Asian markets and allowing our customers to use an online tool to design their own automotive parts are relatively unique. Although we will compete with local suppliers in Asian markets, as far as we know little penetration into these markets by North American companies focused on North American-made vehicles has occurred. Our management anticipates that a concerted effort to capture a significant percentage of this growing market will provide us with a competitive advantage over other auto parts retailers.

Our unique website will provide us with another competitive advantage. Through this tool, customers will be able to inform us exactly what they are looking for in terms of custom body parts, exterior and interior accessories, and we will then manufacture custom products based on their designs. Although, to the best of our knowledge, such a comprehensive design and manufacturing engine marketed towards customers in Asian countries does not currently exist, it is possible that a competitor could emerge at any time as none of our concepts and business models are protected by patent or any other intellectual property safeguards.

Also, since we are a development stage company we face many of the same problems that other new companies face in their respective industries, such as lack of available funds. Our competitors may be substantially larger and more well-funded than us, and have significantly longer histories of research, operation and development. In addition, they may develop similar technologies and use the same methods as we do and generally be able to respond more quickly to new or emerging technologies and changes in legislation or regulations relating to the automotive industry. Additionally, our competitors may devote greater resources to the development, promotion and sale of their products or services than we do. An increase in competition could also result in us experiencing reduced margins or losing key personnel or market share, any of which could harm our ability to operate profitably.

Target Market

One of the most important factors to consider in the product development process is the size of the potential market. While few products have universal appeal, it is possible to generally define a broad market to provide an indication of its size. Since the classic car and hot rod industry, including the associated parts and accessory manufacturing industry, is so saturated, our management decided to focus on customers in Asian countries where the ownership of North American classic cars and hot rods has been increasing in popularity.

Our target market consists of males between the age of 25 and 58 in Asia and North America. Though we believe that our biggest competitive advantage will come from accessing relatively untapped Asian markets, our management will also make an effort to attract North American clientele. The Specialty Equipment Market Association (SEMA) has reported that the specialty auto parts market has grown to more than $37 billion dollars in annual sales in North America alone. One of the key specialty-parts market segments is hot rods. In 2005, retail sales for street rod and custom specialty equipment products reached $954 million, and manufacturer sales were approximately $325 million.

In Asia, the aftermarket auto parts market has been exceptionally strong among owners of Japanese vehicles. In Japan, the trend toward customization has resulted in an enormous aftermarket which has spilled into North America. However, our informal research has shown that there is increasing interest in classic American cars in Japan, China and Korea. It is well known that China is in the middle of an automotive boom, as in the past five years it has grown from the seventh-largest to the second-largest single-nation auto market, with auto sales growing at an annual rate of well over 20 percent. Sales of import brands have also grown during this time, and we anticipate that with personal incomes increasing and the price of automobiles decreasing, consumers in China will look beyond its borders to indulge in their automotive hobbies. To a lesser extent, the same holds true in Korea and Japan. As a result, we plan to cater to our clientele by providing unique parts and service throughout these markets.

Sales and Marketing

Our sales and marketing plans currently consist of launching our website in multiple languages, including Japanese, Korean, Mandarin and Cantonese, and using viral advertising to promote our custom and stock replacement auto parts. We also intend to advertise our products and services on websites and in local and international publications aimed at the classic car and hot rod market, as well as the general automobile enthusiast. Examples of these include Hot Rod Magazine, Popular Hot Rodding and Classic Cars Magazine.

In addition, we plan to attend tradeshows to market our product directly to distributors and consumers.

Distribution Channels

Initially, our only distribution channel will be our website. Through this portal we will be able to offer all of our custom and replacement products with the lowest possible amount of overhead. As our business and clientele grow, we anticipate that we will move many of our products into existing brick and mortar retail locations and may even open retail locations of our own in major market centers.

Sources and Availability of Raw Materials

Depending on the product required by the customer we will need to source various metals, plastics, rubber, leather and fabrics. Lloyd Dixon, our sole officer and director, has been engaged in the manufacturing of similar products for a number of years and has not encountered any substantial shortages in any raw materials we may require.

Research and Development

We have not spent any money on research and development since our inception. We estimate that the costs associated with manufacturing initial prototypes of various products, improving our product line and designing new products in the next year will be approximately $50,000.

Intellectual Property

We have not filed any trademarks or protections for our name or any of our products. Currently, we only own the rights to our domain name: www.redlineautomotive.com.

Government Regulations

International Treaties and Regulations

Our operations may be subject to the effects of international treaties and regulations such as the North American Free Trade Agreement, and international trade agreements and embargoes by entities such as the World Trade Organization. Generally, these international trade arrangements will benefit our business rather than burden it because they reduce or eliminate trade quotas, duties, taxes and similar impositions. However, these trade arrangements may also impose restrictions that could have an adverse impact on our business; for example by limiting the countries from whom we can purchase our fabric or other component materials, or by limiting the countries in which we are able to market and sell our products.

Exporting Regulations

We plan to concentrate on selling our products to consumers in Asian markets. Our operations will therefore be subject to the imposition of tariffs and quotas on our products by both foreign and domestic governments. In addition, the countries into which our products are exported may from time to time impose additional duties, tariffs or other restrictions on the products they import or modify existing restrictions in a manner adverse to us.

Environmental Law Compliance

We anticipate that we will be required to use environmentally sensitive processes and hazardous materials at any manufacturing facility we operate. As such, our business will be subject to environmental laws regarding the investigation and clean-up of contaminated sites. From time to time, our operations may become the subject of inquiries or investigations by environmental regulators. If we contravene any applicable environmental laws, we may be responsible for any consequent clean up that is required. Estimating environmental clean-up liabilities is a complex process and is heavily dependent on the nature and extent of historical information and physical data about the contaminated site, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination.

Employees and Consultants

As of April 29, 2009 we had no part time or full time employees. Lloyd Dixon, our sole officer and director, works part time as a proprietor of automotive parts and custom hot rod products. He currently contributes approximately 15 hours a week to us. Over the next 12 months, we anticipate that we will hire approximately three part time consultants in the areas of sales and marketing, business development, investor relations and other services.

Description of Property

Our executive office and manufacturing space are located at B13, Site 2 RR1, Dewinton, Alberta, Canada T0L 0X0. This space is approximately 500 square feet in size and is provided to us free of charge by Lloyd Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director. As of April 29, 2009 we had not entered into any lease agreement for this space. We recognize $250 per month in rent expenses for this space.

Legal Proceedings

We are not aware of any material pending legal proceedings to which we are a party or of which our property is the subject.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to apply to have our common stock quoted on the OTC Bulletin Board once this Prospectus has been declared effective by the SEC; however, there is no guarantee that we will obtain a quotation.

There is currently no trading market for our common stock and we cannot assure you that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed or quoted on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. We have engaged Spartan Securities Group, Ltd. to sponsor our securities, but there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Holders

As of April 29, 2009 there were 31 holders of record of our common stock.

Dividends

To date, we have not paid any dividends on shares of our common stock and we do not expect to declare or pay any dividends on shares of our common stock for the foreseeable future. The payment of any dividends will depend upon future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of April 29, 2009 we did not have any equity compensation plans.

Financial Statements

Our audited annual financial statements for the fiscal year ended September 30, 2008, together with our interim unaudited financial statements for the quarterly period ended December 31, 2008 follow, beginning on page F-1.

Redline Performance Automotive Ltd.
(A Development Stage Company)
Financial Statements as of September 30, 2008 (audited) and December 31, 2008 (unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Redline Performance Automotive Ltd.
(A Development Stage Company)

We have audited the accompanying balance sheet of Redline Performance Automotive Ltd. (the Company), a development stage company, as of September 30, 2008, and the related statements of operations, stockholders’ equity, and cash flows for the period from inception (November 15, 2007) to September 30, 2008. Redline Performance Automotive Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Redline Performance Automotive Ltd. (a development stage company) as of September 30, 2008, and the results of its operations and its cash flows for the period from inception (November 15, 2007) to September 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company does not have the necessary working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 7 to the financial statements.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
Salt Lake City, Utah
March 9, 2009

Redline Performance Automotive Ltd.
(A Development Stage Company)
Balance Sheet

September 30, 2008

ASSETS

Current Assets

Cash	$18,295
Prepaid expenses	2,500

Total Assets	20,795

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts Payable and Accrued Liabilities	49,134

Total Liabilities	49,134

Contingency and Commitment (Note 4)	–

Stockholders’ Deficit

Common Stock (Note 5) Authorized: 50,000,000 shares, par value $0.0001 Issued and outstanding: 28,587,000 shares	2,859

Additional Paid-In Capital	29,916

Common Stock Subscribed (Note 5(f))	500
Donated Capital	5,250

Deficit Accumulated During the Development Stage	(66,864)

Total Stockholders’ Deficit	(28,339)

Total Liabilities and Stockholders’ Deficit	$20,795

Redline Performance Automotive Ltd.
(A Development Stage Company)
Statement of Operations

From November 15, 2007 (Date of Inception) To September 30, 2008

Revenue	$–

Operating Expenses

General and administrative	21,851
Professional fees	45,013

Total Operating Expenses	66,864

Net Loss	(66,864)

Net Loss Per Share

Continuing Operations – Basic and Diluted	–

Weighted Average Number of Shares Outstanding – Basic and Diluted	24,283,000

Redline Performance Automotive Ltd.
(A Development Stage Company)
Statement of Stockholders’ Deficit
Period from November 15, 2007 (Date of Inception) to September 30, 2008

	Common Shares		Additional Paid-in Capital	Common Stock Subscribed	Donated Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficit
	Number #	Amount $	$	$	$	$	$
Balance – November 15, 2007 (date of inception)	–	–	–	–	–	–	–
Stock issued for cash at $0.0005 per share	28,550,000	2,855	11,420	–	–	–	14,275
Stock issued for cash at $0.50 per share	37,000	4	18,496		–	–	18,500
Stock subscriptions received	–	–	–	500	–	–	500
Donated services	–	–	–	–	5,250	–	5,250
Net loss for the period	–	–	–	–	–	(66,864)	(66,864)

Balance – September 30, 2008	28,587,000	2,859	29,916	500	5,250	(66.864)	(28,339)

Redline Performance Automotive Ltd.
(A Development Stage Company)
Statement of Cash Flows

From November 15, 2007 (Date of Inception) to September 30, 2008

Operating Activities

Net loss	(66,864)

Adjustments to reconcile net loss to net cash used in operating activities:
Donated services	5,250

Changes in operating assets and liabilities

Prepaid expenses	(2,500)
Accounts payable and accrued liabilities	49,134

Net Cash Used in Operating Activities	(14,980)

Financing Activities

Proceeds from issuance of common stock	32,775
Proceeds from common stock subscribed	500

Net Cash Provided by Financing Activities	33,275

Change in Cash	18,295

Cash – Beginning of Period	–

Cash – Ending of Period	18,295

Supplemental Disclosures:

Interest paid	–
Income taxes paid	–

Non-cash financing activities:
Donated services and rent	5,250

Redline Performance Automotive Ltd.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2008

1. Nature of Operations

The Company was incorporated in the state of Nevada on November 15, 2007 to produce and market customized auto parts targeted to an emerging market with a specific focus on Asian customers. The Company is a development stage company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”.

2. Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is September 30.

b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At September 30, 2008, the Company had no dilutive potential shares outstanding.

d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2008, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

2. Summary of Significant Accounting Policies (continued)

f)	Fair Value of Financial Instruments

The fair value of financial instruments, which include cash, accounts payable, accrued liabilities and due to related parties, were estimated to approximate their carrying values due to the immediate or short-term maturities of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

g)	Income Taxes

The Company has adopted SFAS No. 109, “Accounting for Income Taxes”, as of its inception. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

h)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52, “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

i)	Stock-based Compensation

The Company has adopted the fair value recognition provisions of SFAS No. 123R, “Share Based Payments”. The Company has not issued any stock options since its inception.

j)	Recently Issued Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – An interpretation of FASB Statement No. 60”.  SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS No. 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted.  The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

2. Summary of Significant Accounting Policies (continued)

j)	Recently Issued Accounting Pronouncements (continued)

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”.  SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”.  This statement replaces SFAS No. 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS No. 141R also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51”.  This statement amends ARB No. 51 to establish accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

3. Related party transactions

a)	On January 2, 2008, the Company issued 3,000,000 shares of common stock to the President of the Company at $0.0005 per share for cash proceeds of $1,500.

b)	On January 2, 2008, the Company issued 25,550,000 shares of common stock to the spouse of the President of the Company at $0.0005 per share for cash proceeds of $12,775.

c)	For the period ended September 30, 2008, the Company recognized $2,625 for donated services ($250 per month) and $2,625 for donated rent ($250 per month) provided by the President of the Company.

4. Commitments

On March 25, 2008, the Company entered into a Transfer Agent Agreement for transfer agent and edgarization services for a monthly maintenance fee of $100.

5. Common Stock

a)	On January 2, 2008, the Company issued 3,000,000 shares of common stock to the President of the Company at $0.0005 per share for cash proceeds of $1,500.

b)	On January 2, 2008, the Company issued 25,550,000 shares of common stock to the spouse of the President of the Company at $0.0005 per share for cash proceeds of $12,775.

c)	On May 1, 2008, the Company issued 29,000 shares of common stock at $0.50 per share for cash proceeds of $14,500.

d)	On June 10, 2008, the Company issued 4,000 shares of common stock at $0.50 per share for cash proceeds of $2,000.

e)	On August 25, 2008, the Company issued 4,000 shares of common stock at $0.50 per share for cash proceeds of $2,000.

f)
On September 26, 2008, the Company received stock subscriptions for 1,000 shares of common stock at $0.50 per share for cash proceeds of $500. These shares were issued subsequent to September 30, 2008. See Note 8.

6. Income Taxes

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the U.S federal and state income tax rates to earnings before income taxes. The Company has a net operating loss carryforward of approximately $61,600 available to offset taxable income in future years which expires in fiscal 2028. Pursuant to SFAS No. 109, the potential benefit of the net operating loss carryforward has been fully offset by a valuation allowance since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to United States federal income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

September 30, 2008

Income tax recovery at statutory rate	$(21,600)

Valuation allowance change	21,600

Provision for income taxes	$–

6. Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of the deferred income tax assets at September 30, 2008 are as follows:

September 30, 2008 $

Net operating loss carryforward	21,600

Valuation allowance	(21,600)

Net deferred income tax asset	–

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

7. Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of management to raise additional equity capital through private and public offerings of its common stock, and the attainment of profitable operations. As at September 30, 2008, the Company has a working capital deficit of $28,339 and accumulated losses of $66,864 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

8. Subsequent Event

On October 14, 2008, the Company issued 2,200 shares of common stock at $0.50 per share for cash proceeds of $1,100, of which $500 was received on September 26, 2008.

Redline Performance Automotive Ltd.
(A Development Stage Company)
Balance Sheets
(unaudited)

	December 31, 2008	September 30, 2008
	(unaudited)

ASSETS

Current Assets

Cash	$–	$18,295
Prepaid expenses	–	2,500

Total Assets	$–	$20,795

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts Payable and Accrued Liabilities	$39,672	$49,134

Total Liabilities	39,672	49,134

Contingency and Commitment (Notes 1 and 4)

Stockholders’ Deficit

Common Stock (Note 5) Authorized: 50,000,000 shares, par value $0.0001 Issued and outstanding: 28,590,000 shares (September 30, 2008 - 28,587,000 shares)	2,859	2,859

Additional Paid-In Capital	31,416	29,916

Common Stock Subscribed	–	500

Donated Capital	6,750	5,250

Deficit Accumulated During the Development Stage	(80,697)	(66,864)

Total Stockholders’ Deficit	(39,672)	(28,339)

Total Liabilities and Stockholders’ Deficit	$–	$20,795

Redline Performance Automotive Ltd.
(A Development Stage Company)
Statements of Operations
(unaudited)

	For the Three Months Ended December 31, 2008	From November 15, 2007 (Date of Inception) to December 31, 2007	From November 15, 2007 (Date of Inception) to December 31, 2008

Revenue	$–	$–	$–

Operating Expenses

General and administrative	7,599	750	29,450
Professional fees	6,234	2,762	51,247

Total Operating Expenses	13,833	3,512	80,697

Net Loss	$(13,833)	$(3,512)	$(80,697)

Net Loss Per Share

Continuing Operations – Basic and Diluted	–	–

Weighted Average Number of Shares Outstanding – Basic and Diluted	28,589,000	–

Redline Performance Automotive Ltd.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in US Dollars)
(unaudited)

	For the Three Months Ended December 31, 2008 $	From November 15, 2007 (Date of Inception) to December 31, 2007 $	From November 15, 2007 (Date of Inception) to December 31, 2008 $

Operating Activities

Net loss	(13,833)	(3,512)	(80,697)

Adjustments to reconcile net loss to net cash used in operating activities:
Donated services and expenses	1,500	750	6,750

Changes in operating assets and liabilities

Prepaid expenses	2,500	–	–
Accounts payable and accrued liabilities	(9,462)	2,762	39,672

Net Cash Used in Operating Activities	(19,295)	–	(34,275)

Financing Activities

Proceeds from issuance of common stock	1,000	–	34,275

Net Cash Provided by (Used by) Financing Activities	1,000	–	28,361

Change in Cash	(18,295)	–	–

Cash – Beginning of Period	18,295	–	–

Cash – Ending of Period	–	–	–

Supplemental Disclosures:

Interest paid	–	–	–
Income taxes paid	–	–	–

Non-cash financing activities:
Donated services and rent	1,500	750	5,250

Redline Performance Automotive Ltd.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2008
(unaudited)

1. Nature of Operations and Continuance of Business

The Company was incorporated in the state of Nevada on November 15, 2007 to produce and market customized auto parts targeted to an emerging market with a specific focus on Asian customers. The Company is a development stage company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of management to raise additional equity capital through private and public offerings of its common stock, and the attainment of profitable operations. As at December 31, 2008, the Company has a working capital deficit of $39,672 and accumulated losses of $80,697 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is September 30.

b)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

c)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated expenses and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

2. Summary of Significant Accounting Policies (continued)

d)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At December 31, 2008, the Company had no dilutive potential shares outstanding.

e)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2008, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

f)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

g)	Fair Value of Financial Instruments

The fair value of financial instruments, which include cash, amounts due from related parties, and accounts payable, were estimated to approximate their carrying values due to the immediate or short-term maturities of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

h)	Income Taxes

The Company has adopted SFAS No. 109, “Accounting for Income Taxes”, as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52, “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

j)	Stock-based Compensation

The Company has adopted the fair value recognition provisions of SFAS No. 123R, “Share Based Payments”. The Company has not issued any stock options since its inception.

2. Summary of Significant Accounting Policies (continued)

k)	Recently Issued Accounting Pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in FASB Statement of Financial Accounting Standard No. 128, “Earnings per Share”. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – An interpretation of FASB Statement No. 60”.  SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS No. 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted.  The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”.  SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”.  This statement replaces SFAS No. 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS No. 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS No. 141R also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51”.  This statement amends ARB No. 51 to establish accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

3. Related party transactions

a)	On January 2, 2008, the Company issued 3,000,000 shares of common stock to the President of the Company at $0.0005 per share for cash proceeds of $1,500.

b)	On January 2, 2008, the Company issued 25,550,000 shares of common stock to the spouse of the President of the Company at $0.0005 per share for cash proceeds of $12,775.

c)
For the three month period ended December 31, 2008, the Company recognized $750 (2007 - $375) for donated services ($250 per month) and $750 (2007 - $375) for donated rent ($250 per month) provided by the President of the Company.

4. Commitment

On March 25, 2008, the Company entered into a Transfer Agent Agreement for transfer agent and edgarization services for a monthly maintenance fee of $100.

5. Common Stock

a)	On October 14, 2008, the Company issued 2,200 shares of common stock at $0.50 per share for cash proceeds of $1,100.

b)	On December 4, 2008, the Company issued 800 shares of common stock at $0.50 per share for cash proceeds of $400.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of this Prospectus, including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operation; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief; and any statement of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Results of Operations

Revenues

We have limited operational history. From our inception on November 15, 2007 to December 31, 2008 we did not generate any revenues. As of December 31, 2008 we had total assets of $0 and total liabilities of $39,672. As of September 30, 2008 we had total assets of $20,795 and total liabilities of $49,134. We plan to launch our website and begin selling our stock replacement and custom aftermarket auto parts by the middle of 2009. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

Expenses	Period from November 15, 2007 (Date of Inception) to December 31, 2008 (unaudited) ($)	Three Months ended December 31, 2008 (unaudited) ($)	Period from November 15, 2007 (Date of Inception) to September 30, 2008 ($)	Period from November 15, 2007 (Date of Inception) to December 31, 2007 ($)
Professional fees	51,427	6,234	45,013	2,762
General and administrative expenses	29,450	7,599	21,851	750
Total	80,697	13,833	66,864	3,512

From our inception on November 15, 2007 to December 31, 2008 we incurred total expenses of $80,697, including $51,247 in professional fees and $29,450 in general and administrative expenses. For the three months ended December 31, 2008 we incurred total expenses of $13,833, compared with total expenses of $3,512 from our inception on November 15, 2007 to December 31, 2007. For the fiscal year ended September 30, 2008 we incurred total expenses of $66,864, including $45,013 in professional fees and $21,851 in general and administrative expenses. Our professional fees consist of legal, accounting and auditing fees. Our general and administrative expenses consist of bank charges, travel, meals and entertainment, foreign exchange, office maintenance, communication expenses (cellular, internet, fax, and telephone), courier, postage costs and office supplies.

Net Loss

From our inception on November 15, 2007 to December 31, 2008 we incurred a net loss of $80,697. For the three months ended December 31, 2008 we incurred a net loss of $13,833, compared with a net loss of $3,512 from our inception on November 15, 2007 to December 31, 2007. For the fiscal year ended September 30, 2008 we incurred a net loss of $66,864.

Liquidity and Capital Resources for the year ended September 30, 2008.

As of December 31, 2008 we had $0 in cash and a working capital deficit of $39,672. As of December 31, 2008 we had an accumulated deficit of $80,697. We are solely dependent on funds raised through equity financing. Our net loss of $80,697 from our inception on November 15, 2007 to December 31, 2008 was funded by equity financing. Since our inception on November 15, 2007, we have raised gross proceeds of $34,775 in cash from the sale of our stock as described in the following table:

Date of Subscription	Type of Security Issued	Number of Securities Issued	Price per Security ($)	Total Funds Received ($)
January 2, 2008	Common Stock	28,550,000	0.0005	14,275
May 1, 2008	Common Stock	29,000	0.50	14,500
June 10, 2008	Common Stock	4,000	0.50	2,000
August 25, 2008	Common Stock	4,000	0.50	2,000
October 14, 2008	Common Stock	2,200	0.50	1,100
December 4, 2008	Common Stock	800	0.50	400
Total		28,590,000		34,275

From our inception on November 15, 2007 to December 31, 2008 we spent $34,275 on operating activities. For the three months ended December 31, 2008 we spent $19,295 on operating activities, compared to $0 for the period from our inception on November 15, 2007 to December 31, 2007. For the year ended September 30, 2008 we spent $14,980 on operating activities.

We did not engage in any investing activities from our inception on November 15, 2007 to December 30, 2008.

From our inception on November 15, 2007 to December 31, 2008 we received cash of $32,775 from financing activities in the form of proceeds from the sale of our common stock. For the three months ended December 31, 3008 we received cash of $1,000 from financing activities, compared to $0 for the period from our inception on November 15, 2007 to December 31, 2007. For the fiscal year ended September 31, 2008 we received cash of $33,275 from financing activities.

The decrease in cash for the three months ended December 31, 2008 of $18,295 was primarily due to an increase in our operating expenses. The increase in cash for the fiscal year ended September 30, 2008 of $18,295 was primarily due to the sale of our common stock.

The following table describes our objectives for the next 12 months (beginning May 2009):

Description	Target Completion Date	Estimated Expenses ($)
Develop a website	May 2009	5,000
Manufacture initial prototypes of various products	June 2009	50,000
Purchase of equipment and set up of manufacturing process	August 2009	800,000
Hire three part time business consultants	12 months	60,000
Attendance at tradeshows	12 months	40,000
Sales and marketing	12 months	250,000
Professional fees (legal, accounting and auditing fees)	12 months	100,000
General and administrative expenses	12 months	70,000
Total		1,375,000

Our general and administrative expenses for the year will consist primarily of transfer agent fees, investor relations expenses and general office expenses. The professional fees are related to our regulatory filings throughout the year.

Based on our planned expenditures, we require additional funds of approximately $1,375,000 to proceed with our business plan over the next 12 months. If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan based on our available financial resources.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations as we do not have sufficient assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock, either to private investors or through a registered public offering. However, we do not have any financing arranged and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our operations or planned activities. We also intend to negotiate with our management and consultants to pay parts of their salaries and fees with stock and stock options instead of cash.

Going Concern

We have not generated any revenues and are dependent upon obtaining outside financing to carry out our operations. If we are unable to raise equity or secure alternative financing, we may not be able to continue our operations and our business plan may fail.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we will be able to continue as a business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue our business. If we are unable to obtain additional financing from outside sources and eventually produce enough revenues, we may be forced to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results and prospects, resulting in the possible failure of our business.

If our operations and cash flow improve, our management believes that we can continue to operate. However, we cannot provide any assurance that our management's actions will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will be removed only when our revenues have reached a level that able to sustain our business operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Inflation

The amounts presented in the financial statements do not provide for the effect of inflation on our operations or financial position. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

Critical Accounting Policies

Foreign Currency Translation

Our financial statements are presented in United States dollars, and our functional and reporting currency is the US dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with Statement of Financial Accounting Standard (SFAS) No. 52, “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Our foreign currency transactions are primarily undertaken in Canadian dollars. As of December 31, 2008 we had not entered into derivative instruments to offset the impact of foreign currency fluctuations.

Basic and Diluted Net Income (Loss) Per Share

We compute net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At December 31, 2008 we had no dilutive potential shares outstanding.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Madsen & Associates CPA’s, Inc., an independent registered public accounting firm, audited our financial statements for the period from our inception to September 30, 2008. Since our inception, we have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

Our Bylaws state that the authorized number of directors shall be not less than one, nor more than fifteen, and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of our directors at one.

Our sole director and officer is:

Name	Age	Position
Lloyd Dixon	48	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

Lloyd Dixon will serve as our director until our next annual shareholder meeting or until his successor is elected who accepts the position. Officers hold their positions at the will of our Board of Directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Lloyd Dixon, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

Lloyd Dixon has been our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director since our inception on November 15, 2007.

Mr. Dixon has been a licensed mechanic for 30 years and has over 20 years of experience in the automotive and mechanical fields. He developed his mechanical and managerial skills by working at a number of companies, including Crowfoot Dodge Chrysler, Sussex Automotive and Absolute GeoTrace Energy Services. During this time, Mr. Dixon also cultivated his interest in vehicles by manufacturing one-off parts for his personal classic cars and hot rods.  Since 2003, Mr. Dixon has worked as a sole proprietor primarily engaged in providing mechanical and fabrication services to clients who own hot rods or classic cars.

For well over 30 years, Mr. Dixon has harbored a passion for classic cars and customization. During the past five years, he has been a successful businessman through his sole proprietorship and has gained thorough knowledge of the various products sought by owners of hot rods and classic cars as well as many fabrication and manufacturing processes.

Mr. Dixon is not currently a director of any other public company or any company registered as an investment company.

Conflicts of Interest

Lloyd Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, also acts as a sole proprietor in the business of providing mechanical and fabrication services to clients who own hot rods or classic cars. He may choose to adopt a business plan similar to ours and may compete with us to acquire customers in the custom and replacement auto parts industry. Since we do not have a formal agreement with Mr. Dixon or a policy with respect to conflicts of interest, we cannot assure you that any conflicts that may arise will be resolved in our favor.

Additionally, any of our future officers or directors may become affiliated with entities engaged in the custom and replacement auto parts industry. Such officers and directors may have pre-existing fiduciary duties and may not agree to present business opportunities to us unless other entities have first declined to accept them. Accordingly, they may have a conflict of interest in determining to which entity a particular business opportunity should be presented.

Significant Employees

As of April 29, 2009 we had no part time or full time employees. Lloyd Dixon, our sole director and officer, currently contributes approximately 15 hours a week to us. We also currently engage independent contractors in the areas of accounting, auditing and legal services.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the audit committee are currently carried out by our Board of Directors, who has determined that we do not have an audit committee financial expert on our Board of Directors to carry out the duties of the audit committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director and to be a member of the audit committee or otherwise perform audit committee functions outweighs the benefits of having a financial expert on our Board of Directors at this time.

Executive Compensation

None of our directors or executive officers has received any compensation from us from our inception on November 15, 2007 to December 31, 2008. Pursuant to Item 402(5) of Regulation S-K we have omitted the Summary Compensation table since no executive compensation has been awarded to, earned by, or paid to these individuals.

Option Grants in Last Fiscal Year

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception on November 15, 2007 to December 31, 2008.

Compensation of Directors

Our sole director has not received any compensation for his services as a director from our inception on November 15, 2007 to December 31, 2008. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our Board of Directors or any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of April 29, 2009, of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of April 29, 2009, there were 28,590,000 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Common Stock	Lloyd Dixon (1) B13 Site 2 RR1 Dewinton, Alberta Canada T0L 0X0	28,550,000 (2)	99.9
	All Officers and Directors as a Group	28,550,000	99.9
Common Stock	Sharon Dixon B13 Site 2 RR1 Dewinton, Alberta Canada T0L 0X0	28,550,000 (3)	99.9

(1)	Lloyd Dixon is our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

(2)	Includes 3,000,000 shares owned by Lloyd Dixon and 25,550,000 shares owned by Sharon Dixon, the spouse of Lloyd Dixon.

(3)
Includes 25,550,000 shares owned by Sharon Dixon and 3,000,000 shares owned by Lloyd Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, and the spouse of Mrs. Dixon.

Changes in Control

As of April 29, 2009 we had no pension plans or compensatory plans or other arrangements which provide compensation on the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

On January 2, 2008 we issued 3,000,000 shares of our common stock to Lloyd Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director at a price of $0.0005 per share in exchange for cash proceeds of $1,500.

On January 2, 2008 we issued 25,550,000 shares of our common stock to Sharon Dixon, the spouse of Lloyd Dixon, at a price of $0.0005 per share in exchange for cash proceeds of $12,775.

For the quarterly period ended December 31, 2008 we recognized a total of $750 for donated services ($250 per month) and $750 for donated rent ($250 per month) provided by Lloyd Dixon, our sole director and officer.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Director Independence

We intend to apply to have our common stock quoted on the OTC Bulletin Board, which does not have any director independence requirements. Lloyd Dixon is our sole officer and director, and as such does not meet any of the definitions for independent directors. Once we engage additional directors and officers we plan to develop a comprehensive definition of independence and scrutinize our Board of Directors with regard to this definition.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Bylaws, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he reasonably believed to be in our best interest or if such person had no reason to believe that his conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals therefrom, to be liable to us or for any amount paid in settlement by us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Insofar as indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Expenses of Issuance and Distribution

Our expenses in connection with the issuance and distribution of the securities being registered by this Prospectus are as follows:

SEC filing fee	$1
Legal fees and expenses	26,500
Accounting fees and expenses	8,000
Printing and marketing expenses	100
Miscellaneous	399
Total	$35,000

Indemnification of Directors and Officers

The only statutes, charter provisions, bylaws, contracts, or other arrangements under which any director, officer or control person is insured or indemnified in any manner against any liability which he may incur in his capacity as such, are as follows:

•	Chapter 78 of the Nevada Revised Statutes (the “NRS”); and

•	Article VII of our Bylaws, filed as Exhibit 3.2 to this Prospectus.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.7502 of the NRS provides as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.
To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is that we may indemnify a director, officer or control person from liability, thereby making us responsible for any expenses or damages incurred by such director, officer or control person in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Recent Sales of Unregistered Securities

From our inception on November 15, 2007 to April 29, 2009 we completed the following sales of unregistered securities:

•
On January 2, 2008 we issued 3,000,000 shares of our common stock to Lloyd Dixon, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, at a price of $0.0005 per share in exchange for cash proceeds of $1,500.

•	On January 2, 2008 we issued 25,550,000 shares of our common stock to Sharon Dixon, the spouse of Lloyd Dixon, at a price of $0.0005 per share in exchange for cash proceeds of $12,775.

•	On May 1, 2008 we issued 29,000 shares of our common stock to 18 non-U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $14,500.

•	On June 10, 2008 we issued 4,000 shares of our common stock to four non-U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $2,000.

•	On August 25, 2008, we issued 4,000 shares of our common stock to two non U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $2,000.

•	On October 14, 2008 we issued 2,200 shares of our common stock to four non-U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $1,100.

•	On December 4, 2008 we issued 800 shares of our common stock to two non-U.S. investors at a price of $0.50 per share in exchange for cash proceeds of $400.

These securities were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Exhibits

Exhibit Number	Exhibit Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Instrument Defining the Right of Holders - Form of Share Certificate
5.1	Legal Opinion and Consent
10.1	Subscription Agreement with Lloyd Dixon dated January 2, 2008
10.2	Subscription Agreement with Sharon Dixon dated January 2, 2008
23.1	Consent of Auditor

Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus:

•	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

•
To reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

•	To include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.
That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new Prospectus relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Prospectus to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dewinton, Province of Alberta, Canada on April 30, 2009.

Redline Performance Automotive Ltd.

By:	/s/ Lloyd Dixon
Lloyd Dixon
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Lloyd Dixon	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director	April 30, 2009
Lloyd Dixon